CCN: 0000017158-01

FIRST AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT

This Amendment made as of _____, 2018, (the Effective Date) to the Investment Subadvisory Agreement made as of the 16th day of May 2017 between USAA ASSET MANAGEMENT COMPANY, a corporation organized under the laws of the State of Delaware and having its principle place of business in San Antonio, Texas (AMCO) and CLARIVEST ASSET MANAGEMENT LLC, a limited liability company organized under the laws of the state of Delaware and having its principle place of business in San Diego, California (ClariVest).

AMCO and ClariVest agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

I.SCHEDULE B. Schedule B ofthe Agreement is deleted in its entirety and replaced with the Schedule B attached hereto.

2.MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the patties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

3.EFFECT OF AMENDMENT. All other terms and conditions set foith in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all exhibits thereto shall mean and be a reference to the Agreement as amended by this Amendment. The parties agree that the Exhibits to the Agreement, as amended by this Amendment, form a part ofthe Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed by authorized representatives of the parties hereto.

USAA ASSET MANAGEMENT COMPANY CLARIVEST ASSET MANAGEMENT LLC

By: ---------------- By: _______________

Name: --------------Name: ------------ ~

Title: ---------------Title: --------------

Date: --------------- Date: --------------

Confidential

CCN: 0000017158-01
SCHEDULEB
FEES

Fund	Account Rate per annum of the average
daily net assets of the Fund Account
USAA Small Cap Stock Fund	First $125 Million - 47 basis points
Next $125 Million - 45 basis points
Above $250 Million - 43 basis points

Confidential